Exhibit 10.26

AMENDMENT NO. 4 TO LICENSE AGREEMENT

THIS AMENDMENT NO. 4 TO LICENSE AGREEMENT is made as of the 25th day of March, 2004 by and between BENTLEY PHARMACEUTICALS, INC., a Delaware corporation, with offices at Bentley Park, 2 Holland Way, Exeter, New Hampshire 03833 (hereinafter, “BENTLEY” or “Licensor”), and AUXILIUM PHARMACEUTICALS, INC. (formerly Auxilium A², Inc.), a Delaware corporation having a principal place of business at 160 W. Germantown Pike, Norristown, Pennsylvania 19401 (hereinafter, “AUXILIUM” or “Licensee”). BENTLEY and AUXILIUM may be referred to as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS the parties have entered into that certain License Agreement, dated May 31, 2000, relating to the grant by BENTLEY to AUXILIUM of a license of certain technology (the “License Agreement”);

WHEREAS the parties clarified certain aspects of the License Agreement by entering into Amendment Nos. 1, 2 and 3 to the License Agreement, dated October 31, 2000, May 31, 2001 and September 6, 2002, respectively (“Previous Amendments”); and

WHEREAS, BENTLEY would like to provide incentives to AUXILIUM to enter into sub-licenses for the Products in territories outside the United States; and

WHEREAS the Parties wish to further amend the License Agreement to clarify certain sections of the License Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and INTENDING TO BE LEGALLY BOUND HEREBY, the Parties further amend the License Agreement as follows:

ARTICLE I

DEFINITIONS

1.1 Except as amended below, the terms defined in the License Agreement, as amended by the Previous Amendments, shall remain unchanged. Unless otherwise defined in this Amendment, all capitalized terms in this Amendment shall have the meanings ascribed to them in the License Agreement, as amended by the Previous Amendments.

“Net Sales Price” means, with respect to the Product, the gross amount invoiced by Licensee for such Product, less deductions for:

(i) returned goods; (ii) trade and quantity discounts; (iii) rebates, including those in respect of any governmental subsidized program, rebate payments given to wholesalers, buying groups, healthcare insurance carriers or other institutions; (iv) sales or other taxes actually paid by Licensee or its sublicensee or distributor, not including taxes assessed on the income resulting from such sales; and (v) freight allowances, insurance and customs duties, to the extent any of the foregoing are identified on the invoice for the Product. If Product is sold for consideration other than cash, the fair market value of such other consideration shall be included in Net Sales. If a Product is sold in a package or kit containing another product which is not a Product, the Net Sales price for purposes of calculating the royalty under Section 3.2 hereof shall be calculated by multiplying the Net Sales Price of the combination product by the fraction of A/A+B, where “A” is the Net Sales Price of Product when sold separately “B” is the Net Sales Price of the other product or products when sold separately. If either the Product or the other product is not sold separately, the Net Sales Price of the Product shall be negotiated in good faith by the Parties.

“Commercial Sale” means the sale of Product (as indicated by shipment of Product) to an unaffiliated third-party of the Licensee, or of its sublicensee or distribution partner, such as a wholesaler, managed care organization, hospital or pharmacy and shall exclude (i) any transfer of Product by Licensee to its sublicensee, distribution partner or Affiliate and (ii) any distribution of Product for use in research, development, pre-clinical and clinical trials.

ARTICLE II

PAYMENTS IN CONSIDERATION FOR LICENSE

2.1 Except as amended below, all payments set forth in Article III of the License Agreement shall remain unchanged.

2.2 Section 3.2 of the License Agreement is hereby amended to include the following additional paragraph (d):

“(d) Notwithstanding any contrary provisions in this Section 3.2, the royalty payments due under Sections 3.2 (a), (b) or (c) above shall be paid on a country-by-country basis only until the later of (i) the termination of Bentley Patent rights in such country or (ii) ten years from the date of first Commercial Sale of Product in such country.

ARTICLE III

CERTAIN OBLIGATIONS OF LICENSEE

3.1 A new Section 4.4 shall be added to the License Agreement as follows:

4.4 Drug Master File. Licensee shall make certain data generated during the research and development of Testim accessible to Licensor through the preparation and filing of one or more Drug Master Files (“DMF”). Such DMF shall (a) be filed by or on behalf of the Licensee with the United States Food and Drug Administration (“FDA”) on or before June 30, 2004 and (b) shall contain the data listed on the index attached as Exhibit A to this Amendment 4 to the License Agreement (the “Data Index”). Licensee will designate Licensor, or its licensee if requested in writing by Licensor, as having a right of reference with the FDA to the DMF (the “Right of Reference”). Licensor shall treat the Data Index as confidential information of Licensee and may disclose the Data Index only to those persons or third parties who have agreed in writing to maintain its confidentiality and to use the Data Index solely for purposes of evaluation of a potential business opportunity with Licensor.

ARTICLE IV

PATENTS, TRADEMARKS AND INFRINGEMENT

4.1 Section 9.2(a) of the License Agreement shall be deleted in its entirety and replaced with the following:

(a) In the event of Licensor wishing to abandon any BENTLEY Patents, Licensor will offer to assign to Licensee or a sublicense of Licensee, at Licensee’s option, free of charge, any such Patent prior to effectuating the abandonment. Licensee will bear the costs connected to any assignment hereunder.

4.2 A new Section 9.6 shall be added to the License Agreement as follows:

9.6 Bentley Trademark. In cooperation with Licensee, Licensor shall register in the United States Patent and Trademark Office and such other countries of the world where the trademark is registrable, a trademark to be used to describe the unique qualities of the technology contained in the Bentley Patents (the “New Trademark”). Licensee shall have a perpetual, royalty free, worldwide, sole and exclusive license with the right to sublicense, to use the New Trademark in connection with the Product or any other product, patents, technology or similar rights licensed from Licensor now or in the future which contain the ingredient pentadecalactone. Nothing in this Section 9.6 shall prevent Licensee from using or registering any trademark of its own in connection with the Product or any characteristic of or ingredient in the Product.

ARTICLE V

TERM AND TERMINATION

5.1 Except as amended below, all provisions of Article XI Term and Termination of the License Agreement shall remain unchanged.

5.2 Section 11.1 of the License Agreement shall be deleted in its entirety and replaced with the following:

11.1 Term. This Agreement and the licenses granted herein shall commence on the Effective Date and shall continue until all royalty obligations of Licensee under Section 3.2 of this Agreement are ended, subject to earlier termination under Section 11.2 hereof. Once all such royalty obligations of Licensee have ended Licensee shall have a fully paid up license under this Agreement.

5.3 Section 11.2 (a) of the License Agreement shall be deleted in its entirety and replaced with the following:

(a) Upon the occurrence of any of the events set forth below (“Events of Default”), the Licensor shall have the right to terminate this Agreement by giving written notice of termination, such termination effective with the giving of such notice:

(i) In the event of nonpayment of any material amount payable to the Licensor after completion of an audit provided for under Section 3.5 hereof, which nonpayment is continuing thirty (30) calendar days after the Licensor gives Licensee written notice of such non-payment.

(ii) In the event that Licensee fails to initiate clinical trials within two (2) years of availability of final formulation in quantities adequate for clinical testing and associated documentation for clinical trials, unless such failure is outside of the control of Licensee. See Auxilium Development Plan attached as Schedule C hereto.

(iii) In the event that Licensee does not submit an application for marketing approval in a major market within a five (5) year period after the Effective Date unless such failure to submit is outside of the control of Licensee.

(iv) In the event that Licensee becomes subject to a Bankruptcy Event provided, however, that so long as Licensor continues to receive royalty payments from Licensee under this Agreement, such Bankruptcy Event shall not be a basis for termination of this Agreement by Licensor.

ARTICLE VI

ADDITIONAL PROVISION

6.1 Section 13.5 of the License Agreement shall be deleted in its entirety and replaced with the following:

13.5 Notices. Any notice under this Agreement shall be sufficiently given if sent in writing by overnight courier, prepaid, first class, certified or registered mail, return receipt requested, addressed as follows:

If to the Licensor, to:

BENTLEY PHARMACEUTICALS, INC.

Bentley Park

2 Holland Way

Exeter, New Hampshire 03833

Attention: President

If to the Licensee, to:

AUXILIUM PHARMACEUTICALS, INC.

160 W. Germantown Pike

Norristown, PA 19401

Attention: President

Copy to General Counsel

or to such other addresses as may be designated from time to time by notice given in accordance with the terms of this Section.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 4 to License Agreement as of the date first above written.

BENTLEY PHARMACEUTICALS, INC.		AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ James R. Murphy	By:	/s/ Geraldine A Henwood

	James R. Murphy		Geraldine A. Henwood
	Chief Executive Officer		Chief Executive Officer